EXHIBIT 5.1

March 15, 2006

Blockbuster Inc.

1201 Elm Street

Dallas, Texas

Ladies and Gentlemen:

We have acted as counsel for Blockbuster Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Securities Act”), pursuant to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on March 15, 2006 (the “Registration Statement”), of 150,000 shares (the “Preferred Shares”) of 7.50% Series A Cumulative Convertible Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of the Company for resale by the holders of the Preferred Shares and the shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), issuable upon conversion of the Preferred Shares (the “Common Shares”) for resale by the holders of the Common Shares following the conversion of the Preferred Shares.

In reaching the opinions set forth herein, we have reviewed and are familiar with originals or copies, certified or otherwise, of such documents and records of the Company and such statutes, regulations and other instruments as we have deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Second Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the Certificate of Designations of 7.50% Series A Cumulative Convertible Perpetual Preferred Stock of the Company, as filed with the Secretary of State of the State of Delaware (the “Certificate of Designations”), (iv) the Amended and Restated Bylaws of the Company, and (v) the resolutions of the Board of Directors and the “Preferred Stock Committee” of the Board of Directors of the Company duly adopted on November 3, 2005, and November 14, 2005, respectively, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of Series A Preferred Stock and the Common Shares and the arrangements in connection therewith.

We have assumed that (i) all information contained in all documents reviewed by us is true, correct and complete, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering originals or copies of documents reviewed by us were competent to execute and deliver such documents.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3700 Dallas, TX 75201-2975 Tel 214.220.7700 Fax 214.220.7716 www.velaw.com

Based on the foregoing and having due regard for the legal considerations we deem relevant, we are of the opinion that the Preferred Shares are, and the Common Shares (when issued upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designations) will be, validly issued by the Company, fully paid and non-assessable.

This opinion is limited in all respects to the federal laws of the United States of America, the laws of the State of Texas and the Delaware General Corporation Law, as interpreted by federal courts and the courts of the State of Delaware. You should be aware that we are not admitted to the practice of law in the State of Delaware.

This opinion letter may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to us under the caption “Legal Matters” in the Registration Statement as having passed on the validity of the Preferred Shares and the Common Shares. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/  VINSON & ELKINS L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3700 Dallas, TX 75201-2975 Tel 214.220.7700 Fax 214.220.7716 www.velaw.com